EXHIBIT 10.18



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                                   SWANK, INC.
                                 90 PARK AVENUE
                            NEW YORK, NEW YORK 10016



                                               Effective August 1, 1996


The Macht Group
176 Federal Street
Boston, Massachusetts 02110

Attention:  John J. Macht, President

Dear John:

     This will confirm the understanding between The Macht Group ("Macht") and Swank, Inc. ("Swank") as follows:

     Macht may from time to time bring to Swank's attention certain potential license arrangements pursuant to which Swank shall be the exclusive licensee for the manufacture, promotion, distribution and sale of products under the trademark or trade name owned by the licensor in such arrangement (each, a "License"). Macht and Swank hereby agree that if, during the period from and after August 1, 1996 to and including July 31, 1998, Swank shall enter into any License with a licensor to whom Swank has not previously been introduced or with whom Swank has not had previous discussions or business arrangements, Macht will be entitled to receive an amount equal to (i) three (3%) percent of Swank's Net Sales (as defined below) under and during the term, including all renewals of the term (the "Term"), of such License up to, but not exceeding, $2,000,000 of Net Sales, (ii) two (2%) percent of such Net Sales under and during the Term of such License above $2,000,000 up to, but not exceeding, $5,000,000 of Net Sales, and (iii) one (1%) percent of such Net Sales under and during the Term of such License above $5,000,000. For purposes of this letter agreement, the term "Net Sales" shall have the same meaning as set forth in the License executed by Swank; provided, that if such term is not so defined, the term "Net Sales" shall mean the gross sales price of goods sold pursuant to such License less all manufacturing, sales, luxury, purchase and other taxes of any kind or nature and less trade discounts, returns, credits and allowances. Amounts payable to Macht by Swank will be paid contemporaneously with the payment of royalties by Swank to the licensor under such License. Discounts, returns, credits and/or allowances not deducted by Swank in determining amounts payable or paid to Macht at any time and from time to time under this letter agreement may be deducted from amounts payable thereafter to Macht. Any amounts not so deducted by Swank shall be repaid to Swank by Macht promptly upon request by Swank. In the event of a termination of any License, Swank's obligation to pay amounts to Macht in respect of such License shall terminate contemporaneously therewith. Nothing herein shall require Swank to amend, modify or renew any such License or to keep any such License in effect.



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     This will also confirm our understanding that in the event that the license agreement dated September 20, 1994 between Swank and Christie Brinkley, Inc. (as amended to date, the "Brinkley License") shall be amended so that Swank shall have the exclusive license for the manufacture, promotion, distribution and sale of products covered by the Brinkley License in Japan, Macht shall be entitled to receive an amount equal to the amounts set forth in clauses (i), (ii) and (iii), as applicable, of the immediately preceding paragraph solely in respect of Swank's Net Sales under and during the term, including all renewals of the term, of the amendment to the Brinkley License to persons located in Japan. Amounts shall be payable at the times and otherwise in accordance with the terms of this letter agreement.

     Nothing in this letter agreement shall require Swank to agree to or to enter into any License or to any amendment to the Brinkley License. The decision to agree to any License and/or amendment to the Brinkley License shall be made, in each and every case, by Swank in its sole and absolute discretion. In addition, nothing in this letter agreement shall be deemed or construed to confer upon Macht or any other party any rights or interests, including that of a third-party beneficiary, in any License, the Brinkley License or any amendment thereof.

     This letter agreement constitutes the entire agreement between Swank and Macht with respect to the subject matter hereof, supersedes all other agreements and understandings between Swank and Macht and may not be amended or modified except by a written instrument signed by both Swank and Macht. Macht may not, voluntarily or involuntarily, by operation of law or otherwise, assign, convey, or in any other manner transfer or encumber, any or all of its rights or delegate any or all of its duties hereunder without the prior written consent of Swank. Subject to the foregoing, this letter agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to principles of conflicts or choice of law.

     If the foregoing correctly reflects our understanding, please sign this letter agreement where indicated below and return it to Swank. The enclosed copy if for your records.

                                           Very truly yours,

                                           SWANK, INC.


                                           By:  /s/ John A. Tulin
                                               -------------------------------
                                                    John A. Tulin, President
AGREED:

THE MACHT GROUP


By: /s/ John J. Macht
    -------------------------------
        John J. Macht, President

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